Exhibit 10.5

FOURTH AMENDMENT TO

ACQUISITION AND STOCK EXCHANGE AGREEMENT

This Fourth Amendment to Acquisition and Stock Exchange Agreement (the “Fourth Amendment”) is made and entered into this 14th day of April, 2014 (the “Fourth Amendment Execution Date”) by and between Green Automotive Company, a Nevada corporation (“GACR”), on the one hand, and Blackhawk Manufacturing, Inc., a California corporation (“Blackhawk”), Sanders, Larios, Larios & Luevanos LLC, a California limited liability company (“SLLL”), Alan Servicios S de R.I. de C.V., a Mexican corporation (“Alan Servicios”), Lalusa Investments, a Mexican corporation (“Lalusa”), and Shelmado Transporte, a Mexican corporation (“Shelmado”) (Blackhawk, SLLL, Alan Servicos, Lalusa and Shelmado together are referred to herein as the “BMI Entities”).

RECITALS

A.  GACR and BMI Entities are parties to that certain Acquisition and Stock Exchange Agreement dated February 17th, 2014 (the “Agreement”).

B.  The parties wish to amend the Agreement in order to correct the formula for earning Earn-Out Shares in the Agreement as further described below.

AMENDMENT

NOW, THEREFORE, in consideration of the foregoing and the terms of this Fourth Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Amendment of Agreement. This Fourth Amendment hereby amends and revises the Agreement to incorporate the correction to correct the formula for earning Earn-Out Shares as described in this Fourth Amendment. Except as expressly provided for in this Fourth Amendment, the Agreement will remain unchanged and in full force and effect. The term “Agreement”, as used in the Agreement and all other instruments and agreements executed thereunder, shall for all purposes refer to the Agreement as amended by this Fourth Amendment.

2.    Correction to formula for calculating Earn-Out Shares in the Agreement. All references in the Agreement to calculations of Earn-out Shares shall be as follows:

Value of Earn-Out Shares shall be determined using the fair market value of the shares. Fair market value being determined by the average closing price of GACR’s common stock for the three months prior to December 31, 2016 OR market value on December 31, 2016, BMI executive’s option.

3.    General. This Fourth Amendment has been executed by the parties as of the Fourth Amendment Execution Date, with such execution being effective as of the Effective Date of the Agreement, as that term is defined in the Agreement. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed to an original, and such counterparts together shall constitute one instrument.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Fourth Amendment as of the Fourth Amendment Execution Date.

“GACR”	“Blackhawk”

Green Automotive Company	Blackhawk Manufacturing, Inc.,
a Nevada corporation	a California corporation

By: Ian Hobday	By: Floyd Sanders
Its: Chief Executive Officer	Its: President

“Alan Servicios”	“SLLL”

Alan Servicios S de R.I. de C.V.,	Sanders, Larios, Larios & Luevanos LLC
A Mexican corporation	a California limited liability company

By: Floyd Sanders	By: Floyd Sanders
Its: President	Its: President

“Lalusa”	“Shelmado”

Lalusa Investments,	Shelmado Transporte
a Mexican corporation	a Mexican corporation

By: Floyd Sanders	By: Floyd Sanders
Its: President	Its: President